                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                    New York, NY 10017-2630
                                        www.travelers.com
NYSE: TRV

Travelers Reports Strong First Quarter Results

First Quarter 2023 Net Income per Diluted Share of $4.13 and Return on Equity of 17.5%

First Quarter 2023 Core Income per Diluted Share of $4.11 and Core Return on Equity of 14.5%

Board of Directors Declares 8% Increase in Regular Quarterly Cash Dividend to $1.00 per Share and Authorizes an Additional $5.0 Billion of Share Repurchases

•First quarter net income of $975 million and core income of $970 million.
•Quarter included an elevated level of catastrophe losses of $535 million pre-tax ($422 million after-tax); quarter also included a one-time tax benefit of $211 million.
•Consolidated combined ratio of 95.4% and underlying combined ratio of 90.6%.
•Record net written premiums of $9.396 billion, up 12% compared to the prior year quarter, with growth in all three segments.
•Total capital returned to shareholders of $680 million, including $462 million of share repurchases.
•Book value per share of $99.80, down 6% from March 31, 2022, driven by higher interest rates; adjusted book value per share of $116.55, up 4% over March 31, 2022.

New York, April 19, 2023 — The Travelers Companies, Inc. today reported net income of $975 million, or $4.13 per diluted share, for the quarter ended March 31, 2023, compared to $1.018 billion, or $4.15 per diluted share, in the prior year quarter. Core income in the current quarter was $970 million, or $4.11 per diluted share, compared to $1.037 billion, or $4.22 per diluted share, in the prior year quarter. Core income decreased primarily due to higher catastrophe losses and lower net favorable prior year reserve development, partially offset by a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses) and higher net investment income. The underlying underwriting gain in the current quarter included a one-time tax benefit of $211 million. This tax benefit is included in the income tax line in the Consolidated Statement of Income and accordingly does not impact the combined ratio or the underlying combined ratio. Net realized investment gains in the current quarter were $6 million pre-tax ($5 million after-tax), compared to net realized investment losses of $23 million pre-tax ($19 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended March 31,
	2023	2022	Change
Net written premiums	$9,396	$8,367	12%

Total revenues	$9,704	$8,809	10
Net income	$975	$1,018	(4)
per diluted share	$4.13	$4.15	—
Core income	$970	$1,037	(6)
per diluted share	$4.11	$4.22	(3)
Diluted weighted average shares outstanding	234.4	243.7	(4)
Combined ratio	95.4%	91.3%	4.1	pts
Underlying combined ratio	90.6%	91.2%	(0.6)	pts
Return on equity	17.5%	15.0%	2.5	pts
Core return on equity	14.5%	15.5%	(1.0)	pts

	As of			Change From
	March 31, 2023	December 31, 2022	March 31, 2022	December 31, 2022	March 31, 2022
Book value per share	$99.80	$92.90	$106.40	7%	(6)%
Adjusted book value per share	116.55	114.00	112.19	2%	4%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are very pleased to report excellent results for the quarter, particularly in light of the high level of severe weather activity across the United States,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Core income for the quarter was $970 million, or $4.11 per diluted share, generating core return on equity of 14.5%. Core income benefited from record net earned premiums of $8.9 billion, up 10% compared to the prior year period, an excellent underlying combined ratio of 90.6% and a one-time tax benefit. Catastrophe losses in the quarter were elevated at $535 million pre-tax ($422 million after-tax). Our high-quality investment portfolio generated after-tax net investment income of $557 million.

“Our best-in-class marketplace execution delivered 12% growth in net written premiums this quarter to a record $9.4 billion, with all three segments contributing. In Business Insurance, we grew net written premiums by 15% to $5.2 billion. Renewal premium change in the segment remained historically high at 9.6%, while retention remained very strong at 87%. Record new business of $639 million was up 17%. In Bond & Specialty Insurance, net written premiums increased slightly, with excellent retention of 90% and new business growth of 25% in our management liability business. Surety net written premiums were once again strong. Given the attractive returns, we are very pleased with the strong production results in both of our commercial business segments. In Personal Insurance, top-line growth of 12% was driven by higher pricing. Renewal premium change increased to 20.2% in our Homeowners and Other business and 13.9% in our Auto business.

“Our results, along with our strong balance sheet, enabled us to return $680 million of excess capital to our shareholders this quarter, including $462 million of share repurchases. In recognition of our strong financial position and confidence in the outlook for our business, I am pleased to share that our Board of Directors declared an 8% increase in our quarterly cash dividend to $1.00 per share, marking 19 consecutive years of dividend increases with a compound annual growth rate of 8% over that period. The Board also authorized an additional $5 billion of share repurchases.

“The year is off to a terrific start with another strong quarter of profitability and growth driven by our underwriting and investment expertise. At the same time, we continue to successfully execute on our innovation strategy, which has contributed to significantly accelerated premium growth, superior returns and industry low volatility over the past decade. With the best talent in the industry, we remain well positioned for success through a wide range of economic and operating environments and confident in our ability to continue to create shareholder value over time.”

Consolidated Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change
Underwriting gain:	$367		$659		$(292)
Underwriting gain includes:
Net favorable prior year reserve development	105		153		(48)
Catastrophes, net of reinsurance	(535)		(160)		(375)
Net investment income	663		637		26
Other income (expense), including interest expense	(108)		(91)		(17)
Core income before income taxes	922		1,205		(283)
Income tax expense (benefit)	(48)		168		(216)
Core income	970		1,037		(67)
Net realized investment gains (losses) after income taxes	5		(19)		24
Net income	$975		$1,018		$(43)

Combined ratio	95.4%		91.3%		4.1	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.2)	pts	(1.9)	pts	0.7	pts
Catastrophes, net of reinsurance	6.0	pts	2.0	pts	4.0	pts
Underlying combined ratio	90.6%		91.2%		(0.6)	pts

Net written premiums
Business Insurance	$5,157		$4,502		15%
Bond & Specialty Insurance	886		882		—
Personal Insurance	3,353		2,983		12
Total	$9,396		$8,367		12%

First Quarter 2023 Results
(All comparisons vs. first quarter 2022, unless noted otherwise)

Net income of $975 million decreased $43 million, due to lower core income, partially offset by net realized investment gains compared to net realized investment losses in the prior year quarter. Core income of $970 million decreased $67 million, primarily due to higher catastrophe losses and lower net favorable prior year reserve development, partially offset by a higher underlying underwriting gain and higher net investment income. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current quarter also included a one-time tax benefit of $211 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year quarter included a $47 million reduction in income tax expense as a result of the resolution of prior year tax matters. These tax benefits are included in the income tax line in the Consolidated Statement of Income and accordingly do not impact the combined ratio or the underlying combined ratio. Net realized investment gains were $6 million pre-tax ($5 million after-tax), compared to net realized investment losses of $23 million pre-tax ($19 million after-tax) in the prior year quarter.

Combined ratio:

•The combined ratio of 95.4% increased 4.1 points due to higher catastrophe losses (4.0 points) and lower net favorable prior year reserve development (0.7 points), partially offset by a lower underlying combined ratio (0.6 points).

•The underlying combined ratio of 90.6% improved 0.6 points. See below for further details by segment.

•Net favorable prior year reserve development occurred in all three segments. See below for further details by segment.

•Catastrophe losses primarily resulted from severe wind and hail storms in multiple states.

Net investment income of $663 million pre-tax ($557 million after-tax) increased 4%. Income from the fixed income investment portfolio increased over the prior year quarter due to a higher average yield and growth in fixed maturity investments. Income from the non-fixed income investment portfolio decreased from the prior year quarter, primarily due to lower private equity and real estate partnership returns. Non-fixed income returns are generally reported on a one-quarter lagged basis and directionally follow the broader equity markets.

Net written premiums of $9.396 billion increased 12%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $23.052 billion increased 7% over year-end 2022, primarily due to lower net unrealized investment losses and net income of $975 million, partially offset by common share repurchases and dividends to shareholders. Net unrealized investment losses included in shareholders’ equity were $4.912 billion pre-tax ($3.868 billion after-tax), compared to $6.220 billion pre-tax ($4.898 billion after-tax) at year-end 2022. The decrease in net unrealized investment losses was driven by lower interest rates. Book value per share of $99.80 decreased 6% from March 31, 2022, and increased 7% over year-end 2022. Adjusted book value per share of $116.55, which excludes net unrealized investment gains (losses), increased 4% over March 31, 2022, and increased 2% over year-end 2022.

The Company repurchased 2.5 million shares during the first quarter at an average price of $183.33 per share for a total cost of $462 million. At the end of the quarter, statutory capital and surplus was $23.689 billion, and the ratio of debt-to-capital was 24.0%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains (losses) included in shareholders’ equity was 21.3%, within the Company’s target range of 15% to 25%.

The Board of Directors declared an 8% increase in the regular quarterly dividend to $1.00 per share. The dividend is payable June 30, 2023, to shareholders of record at the close of business on June 9, 2023. The Board of Directors also authorized an additional $5.0 billion of share repurchases. This amount is in addition to the $1.605 billion that remained from previous authorizations as of March 31, 2023. This authorization does not have a stated expiration date. The timing and actual number of shares to be repurchased will depend on a variety of factors, including the factors described below in the Forward-Looking Statements section.

Business Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change
Underwriting gain:	$273		$358		$(85)
Underwriting gain includes:
Net favorable prior year reserve development	19		113		(94)
Catastrophes, net of reinsurance	(199)		(79)		(120)
Net investment income	473		468		5
Other income (expense)	(33)		(17)		(16)
Segment income before income taxes	713		809		(96)
Income tax expense (benefit)	(43)		140		(183)
Segment income	$756		$669		$87

Combined ratio	93.6%		90.9%		2.7	pts
Impact on combined ratio
Net favorable prior year reserve development	(0.4)	pts	(2.8)	pts	2.4	pts
Catastrophes, net of reinsurance	4.4	pts	1.9	pts	2.5	pts
Underlying combined ratio	89.6%		91.8%		(2.2)	pts

Net written premiums by market
Domestic
Select Accounts	$908		$819		11%
Middle Market	2,926		2,616		12
National Accounts	294		303		(3)
National Property and Other	590		497		19
Total Domestic	4,718		4,235		11
International	439		267		64
Total	$5,157		$4,502		15%

First Quarter 2023 Results
(All comparisons vs. first quarter 2022, unless noted otherwise)

Segment income for Business Insurance was $756 million after-tax, an increase of $87 million. Segment income increased primarily due to a higher underlying underwriting gain, partially offset by higher catastrophe losses and lower net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current quarter also included a one-time tax benefit of $171 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year quarter included a $3 million reduction in income tax expense as a result of the resolution of prior year tax matters. These tax benefits are included in the income tax line and accordingly do not impact the combined ratio or the underlying combined ratio.

Combined ratio:

•The combined ratio of 93.6% increased 2.7 points due to higher catastrophe losses (2.5 points) and lower net favorable prior year reserve development (2.4 points), partially offset by a lower underlying combined ratio (2.2 points).

•The underlying combined ratio improved 2.2 points to a very strong 89.6%, driven by property losses that were lower than a somewhat elevated level in the prior year quarter and the benefit of earned pricing.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations’ workers’ compensation product line for multiple accident years, partially offset by higher than expected loss experience in the general liability product line for excess coverages for multiple accident years. Net prior year reserve development also included an increase in environmental reserves.

Net written premiums of $5.157 billion increased 15%, reflecting strong renewal premium change and retention, as well as higher levels of new business. The increase in net written premiums also included the impact of the Company’s quota share reinsurance agreement with subsidiaries of Fidelis Insurance Holdings Limited (Fidelis) effective January 1, 2023, which is included in the segment’s International results.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change
Underwriting gain:	$171		$177		$(6)
Underwriting gain includes:
Net favorable prior year reserve development	58		35		23
Catastrophes, net of reinsurance	(5)		(1)		(4)
Net investment income	73		59		14
Other income	4		3		1
Segment income before income taxes	248		239		9
Income tax expense	41		22		19
Segment income	$207		$217		$(10)

Combined ratio	80.0%		78.0%		2.0	pts
Impact on combined ratio
Net favorable prior year reserve development	(6.7)	pts	(4.3)	pts	(2.4)	pts
Catastrophes, net of reinsurance	0.6	pts	0.1	pts	0.5	pts
Underlying combined ratio	86.1%		82.2%		3.9	pts

Net written premiums
Domestic
Management Liability	$511		$505		1%
Surety	257		257		—
Total Domestic	768		762		1
International	118		120		(2)
Total	$886		$882		—%

First Quarter 2023 Results
(All comparisons vs. first quarter 2022, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $207 million after-tax, a decrease of $10 million. Segment income decreased primarily due to a lower underlying underwriting gain, partially offset by higher net favorable prior year reserve development and higher net investment income. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current quarter included a one-time tax benefit of $9 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year quarter included a $24 million reduction in income tax expense as a result of the resolution of prior year tax matters. These tax benefits are included in the income tax line and accordingly do not impact the combined ratio or the underlying combined ratio.
Combined ratio:

•The combined ratio of 80.0% increased 2.0 points due to a higher underlying combined ratio (3.9 points) and higher catastrophe losses (0.5 points), partially offset by higher net favorable prior year reserve development (2.4 points).

•The underlying combined ratio increased 3.9 points, primarily driven by loss activity related to the disruption in the banking sector and a higher expense ratio, partially offset by the benefit of earned pricing.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations’ fidelity and surety product lines and in the general liability product line for management liability coverages for recent accident years.

Net written premiums of $886 million increased slightly over the very strong prior year quarter, reflecting strong retention, new business and renewal premium change in management liability, as well as strong production in surety.

Personal Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change
Underwriting gain (loss):	$(77)		$124		$(201)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	28		5		23
Catastrophes, net of reinsurance	(331)		(80)		(251)
Net investment income	117		110		7
Other income	18		18		—
Segment income before income taxes	58		252		(194)
Income tax expense (benefit)	(25)		27		(52)
Segment income	$83		$225		$(142)

Combined ratio	101.5%		95.3%		6.2	pts
Impact on combined ratio
Net favorable prior year reserve development	(0.8)	pts	(0.1)	pts	(0.7)	pts
Catastrophes, net of reinsurance	9.4	pts	2.6	pts	6.8	pts
Underlying combined ratio	92.9%		92.8%		0.1	pts

Net written premiums
Domestic
Automobile	$1,654		$1,496		11%
Homeowners and Other	1,565		1,344		16
Total Domestic	3,219		2,840		13
International	134		143		(6)
Total	$3,353		$2,983		12%

First Quarter 2023 Results
(All comparisons vs. first quarter 2022, unless noted otherwise)

Segment income for Personal Insurance was $83 million after-tax, a decrease of $142 million. Segment income decreased primarily due to higher catastrophe losses, partially offset by a higher underlying underwriting gain and higher net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current quarter included a one-time tax benefit of $31 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year quarter included a $20 million reduction in income tax expense as a result of the resolution of prior year tax matters. These tax benefits are included in the income tax line and accordingly do not impact the combined ratio or the underlying combined ratio.

Combined ratio:

•The combined ratio of 101.5% increased 6.2 points due to higher catastrophe losses (6.8 points) and a slightly higher underlying combined ratio (0.1 points), partially offset by higher net favorable prior year reserve development (0.7 points).

•The underlying combined ratio of 92.9% increased 0.1 points, driven primarily by elevated losses in the automobile product line, largely offset by the benefit of earned pricing in both the automobile and homeowners and other product lines, lower losses in the homeowners and other product line and a lower expense ratio.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations’ homeowners and other product line for recent accident years.

Net written premiums of $3.353 billion increased 12%, primarily reflecting higher pricing. Renewal premium change increased to 20.2% in Domestic Homeowners and Other and 13.9% in Domestic Automobile.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Wednesday, April 19, 2023. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.888.440.6281 within the United States or 1.646.960.0218 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at http://investor.travelers.com and by telephone for 30 days by dialing 1.800.770.2030 within the United States or 1.647.362.9199 outside the United States. All callers should use conference ID 5449478.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $37 billion in 2022. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance products and services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world, including as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance offers surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers, primarily in the United States, and certain surety and specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, in each case utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance offers a broad range of property and casualty insurance products and services covering individuals’ personal risks, primarily in the United States, as well as in Canada. Personal Insurance’s primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
 * * * * *
Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,”

“intends,” “plans,” “projects,” “believes,” “views,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business, such as the impact of elevated industrywide loss costs in Personal Insurance, and its future results of operations and financial condition;
•the impact of legislative or regulatory actions or court decisions;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s asbestos and other reserves;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses and modeling;
•the impact of investment, economic and underwriting market conditions, including interest rates, inflation and disruption in the banking and commercial real estate sectors;
•the Company’s approach to managing its investment portfolio;
•the impact of changing climate conditions;
•strategic and operational initiatives to improve profitability and competitiveness;
•the Company’s competitive advantages and innovation agenda;
•new product offerings;
•the impact of developments in the tort environment; and
•the impact of developments in the geopolitical environment.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks

•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, or the estimated level of claims and claim adjustment expense reserves may increase, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments, including increased inflation;
•the Company’s potential exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks

•a period of financial market disruption or an economic downturn (including as a result of a failure to raise the “debt ceiling”);
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks

•the ongoing impact of COVID-19 and related risks, and any future pandemics (including new variants of COVID-19);

•the intense competition that the Company faces, including with respect to attracting and retaining employees, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products or services, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products; and
•the Company is subject to additional risks associated with its business outside the United States.

Technology and Intellectual Property Risks

•as a result of cyber attacks (the risk of which could be exacerbated by geopolitical tensions) or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;
•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.

Regulatory and Compliance Risks

•changes in regulation, including higher tax rates; and
•the Company's compliance controls may not be effective.

In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels appropriate for the Company’s business operations, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws (including the Inflation Reduction Act) and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on April 19, 2023, and in our most recent annual report on Form 10-K filed with the SEC on February 16, 2023, in each case as updated by our periodic filings with the SEC.

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended March 31,
($ in millions, after-tax)	2023	2022
Net income	$975	$1,018
Adjustments:
Net realized investment (gains) losses	(5)	19
Core income	$970	$1,037

	Three Months Ended March 31,
($ in millions, pre-tax)	2023	2022
Net income	$928	$1,182
Adjustments:
Net realized investment (gains) losses	(6)	23
Core income	$922	$1,205

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2022	2021	2020	2019	2018	2005 - 2017
Net income	$2,842	$3,662	$2,697	$2,622	$2,523	$3,074
Less: Loss from discontinued operations	—	—	—	—	—	(34)
Income from continuing operations	2,842	3,662	2,697	2,622	2,523	3,108
Adjustments:
Net realized investment (gains) losses	156	(132)	(11)	(85)	(93)	(37)
Impact of changes in tax laws and/or tax rates (1) (2)	—	(8)	—	—	—	10
Core income	2,998	3,522	2,686	2,537	2,430	3,081
Less: Preferred dividends	—	—	—	—	—	2
Core income, less preferred dividends	$2,998	$3,522	$2,686	$2,537	$2,430	$3,079
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Diluted Basis

	Three Months Ended March 31,
	2023	2022
Diluted income per share
Net income	$4.13	$4.15
Adjustments:
Net realized investment (gains) losses, after-tax	(0.02)	0.07
Core income	$4.11	$4.22

Reconciliation of Segment Income to Total Core Income

	Three Months Ended March 31,
($ in millions, after-tax)	2023	2022
Business Insurance	$756	$669
Bond & Specialty Insurance	207	217
Personal Insurance	83	225
Total segment income	1,046	1,111
Interest Expense and Other	(76)	(74)
Total core income	$970	$1,037

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of March 31,
($ in millions)	2023	2022
Shareholders’ equity	$23,052	$25,531
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	3,868	1,391
Net realized investment (gains) losses, net of tax	(5)	19
Adjusted shareholders’ equity	$26,915	$26,941

	As of December 31,					Average Annual
($ in millions)	2022	2021	2020	2019	2018	2005 - 2017
Shareholders’ equity	$21,560	$28,887	$29,201	$25,943	$22,894	$24,794
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	4,898	(2,415)	(4,074)	(2,246)	113	(1,335)
Net realized investment (gains) losses, net of tax	156	(132)	(11)	(85)	(93)	(37)
Impact of changes in tax laws and/or tax rates (1) (2)	—	(8)	—	—	—	22
Preferred stock	—	—	—	—	—	(49)
Loss from discontinued operations	—	—	—	—	—	34
Adjusted shareholders’ equity	$26,614	$26,332	$25,116	$23,612	$22,914	$23,429
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
Calculation of Return on Equity and Core Return on Equity

	Three Months Ended March 31,
($ in millions, after-tax)	2023	2022
Annualized net income	$3,900	$4,073
Average shareholders’ equity	22,306	27,209
Return on equity	17.5%	15.0%
Annualized core income	$3,881	$4,148
Adjusted average shareholders’ equity	26,687	26,706
Core return on equity	14.5%	15.5%

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2022	2021	2020	2019	2018	2005 - 2017
Net income, less preferred dividends	$2,842	$3,662	$2,697	$2,622	$2,523	$3,072
Average shareholders' equity	23,384	28,735	26,892	24,922	22,843	24,818
Return on equity	12.2%	12.7%	10.0%	10.5%	11.0%	12.4%
Core income, less preferred dividends	$2,998	$3,522	$2,686	$2,537	$2,430	$3,079
Adjusted average shareholders’ equity	26,588	25,718	23,790	23,335	22,814	23,446
Core return on equity	11.3%	13.7%	11.3%	10.9%	10.7%	13.1%

RECONCILIATION OF NET INCOME TO UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting gain, underlying underwriting margin, underlying underwriting income or underlying underwriting result.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2023 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Net Income to Pre-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended March 31,
($ in millions, after-tax, except as noted)	2023	2022
Net income	$975	$1,018
Net realized investment (gains) losses	(5)	19
Core income	970	1,037
Net investment income	(557)	(539)
Other (income) expense, including interest expense	88	77
Underwriting income	501	575
Income tax expense (benefit) on underwriting results	(134)	84
Pre-tax underwriting income	367	659
Pre-tax impact of net favorable prior year reserve development	(105)	(153)
Pre-tax impact of catastrophes	535	160
Pre-tax underlying underwriting income	$797	$666
Reconciliation of Net Income to After-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended March 31,
($ in millions, after-tax)	2023	2022
Net income	$975	$1,018
Net realized investment (gains) losses	(5)	19
Core income	970	1,037
Net investment income	(557)	(539)
Other (income) expense, including interest expense	88	77
Underwriting income	501	575
Impact of net favorable prior year reserve development	(83)	(122)
Impact of catastrophes	422	127
Underlying underwriting income	$840	$580

	Twelve Months Ended December 31,
($ in millions, after-tax)	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income	$2,842	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473
Net realized investment (gains) losses	156	(132)	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)
Impact of changes in tax laws and/or tax rates (1) (2)	—	(8)	—	—	—	129	—	—	—	—	—
Core income	2,998	3,522	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441
Net investment income	(2,170)	(2,541)	(1,908)	(2,097)	(2,102)	(1,872)	(1,846)	(1,905)	(2,216)	(2,186)	(2,316)
Other (income) expense, including interest expense	277	235	232	214	248	179	78	193	159	61	171
Underwriting income	1,105	1,216	1,010	654	576	350	1,199	1,725	1,584	1,442	296
Impact of net (favorable) unfavorable prior year reserve development	(512)	(424)	(276)	47	(409)	(378)	(510)	(617)	(616)	(552)	(622)
Impact of catastrophes	1,480	1,459	1,274	699	1,355	1,267	576	338	462	387	1,214
Underlying underwriting income	$2,073	$2,251	$2,008	$1,400	$1,522	$1,239	$1,265	$1,446	$1,430	$1,277	$888
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended March 31,
($ in millions, pre-tax)	2023	2022
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,959	$5,039
Less:
Policyholder dividends	12	11
Allocated fee income	42	35
Loss ratio numerator	$5,905	$4,993
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,462	$1,310
General and administrative expenses (G&A)	1,267	1,191
Less:
Non-insurance G&A	95	82
Allocated fee income	64	68
Billing and policy fees and other	28	27
Expense ratio numerator	$2,542	$2,324
Earned premium	$8,854	$8,014
Combined ratio (1)
Loss and loss adjustment expense ratio	66.7%	62.3%
Underwriting expense ratio	28.7%	29.0%
Combined ratio	95.4%	91.3%
Impact on combined ratio:
Net favorable prior year reserve development	(1.2)%	(1.9)%
Catastrophes, net of reinsurance	6.0%	2.0%
Underlying combined ratio	90.6%	91.2%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax and Calculation of Book Value Per Share, Adjusted Book Value Per Share and Tangible Book Value Per Share

	As of
($ in millions, except per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Shareholders’ equity	$23,052	$21,560	$25,531
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	(3,868)	(4,898)	(1,391)
Shareholders’ equity, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	26,920	26,458	26,922
Less:
Goodwill	3,959	3,952	4,001
Other intangible assets	285	287	301
Impact of deferred tax on other intangible assets	(63)	(60)	(64)
Tangible shareholders’ equity, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	$22,739	$22,279	$22,684
Common shares outstanding	231.0	232.1	240.0
Book value per share	$99.80	$92.90	$106.40
Adjusted book value per share	116.55	114.00	112.19
Tangible book value per share, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	98.45	96.00	94.53

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	March 31, 2023	December 31, 2022
Debt	$7,292	$7,292
Shareholders’ equity	23,052	21,560
Total capitalization	30,344	28,852
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	(3,868)	(4,898)
Total capitalization excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity	$34,212	$33,750
Debt-to-capital ratio	24.0%	25.3%
Debt-to-capital ratio excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	21.3%	21.6%

RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	As of March 31,
($ in millions)	2023	2022
Invested assets	$82,035	$83,664
Less: Net unrealized investment gains (losses), pre-tax	(4,912)	(1,770)
Invested assets excluding net unrealized investment gains (losses)	$86,947	$85,434

	As of December 31,
($ in millions)	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
Invested assets	$80,454	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488	$70,470	$73,261	$73,160	$73,838	$72,701
Less: Net unrealized investment gains (losses), pre-tax	(6,220)	3,060	5,175	2,853	(137)	1,414	1,112	1,974	3,008	2,030	4,761	4,399
Invested assets excluding net unrealized investment gains (losses)	$86,674	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376	$68,496	$70,253	$71,130	$69,077	$68,302

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 16, 2023, and subsequent periodic filings with the SEC.

###

Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825